    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 26, 1998

                                                  REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                       INTEGRATED SURGICAL SYSTEMS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                         1850 RESEARCH PARK DRIVE                        60-0232575
    (STATE OR OTHER JURISDICTION OF            DAVIS, CALIFORNIA 95616-4884         (I.R.S. EMPLOYER IDENTIFICATION NO.)
     INCORPORATION OR ORGANIZATION)             TELEPHONE: (530) 792-2600
                                                TELECOPIER: (530) 792-2690

         (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)
                           -------------------------
                             DR. RAMESH C. TRIVEDI
                     CHIEF EXECUTIVE OFFICER AND PRESIDENT
                       INTEGRATED SURGICAL SYSTEMS, INC.
                            1850 RESEARCH PARK DRIVE
                          DAVIS, CALIFORNIA 95616-4884
                           TELEPHONE: (530) 792-2600
                           TELECOPIER: (530) 792-2690
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                           -------------------------

  A COPY OF ALL COMMUNICATIONS, INCLUDING COMMUNICATIONS SENT TO THE AGENT FOR
                           SERVICE SHOULD BE SENT TO:

                               JACK BECKER, ESQ.
                            SNOW BECKER KRAUSS P.C.
                                605 THIRD AVENUE
                           NEW YORK, N.Y. 10158-0125
                           TELEPHONE: (212) 687-3860
                           TELECOPIER: (212) 949-7052

    APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.
                           -------------------------

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered or delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                           -------------------------

                        CALCULATION OF REGISTRATION FEE

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                                                                    PROPOSED MAXIMUM      PROPOSED MAXIMUM
            TITLE OF EACH CLASS OF                AMOUNT TO BE     AGGREGATE OFFERING         AGGREGATE            AMOUNT OF
          SECURITIES TO BE REGISTERED              REGISTERED    PRICE PER SECURITY(1)    OFFERING PRICE(1)   REGISTRATION FEE(2)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.1 par value...................   1,760,000(2)         $2.875(3)             $5,060,000            $1,406.08
Common Stock, $.01 par value...................    44,000(4)           $2.875(3)               126,500               35.17
Common Stock, $.01 par value...................     5,000(5)           $2.875(3)               14,375                4.00
                                                                                                              -------------------
         Total Registration Fee................                                                                    $1,445.85
---------------------------------------------------------------------------------------------------------------------------------
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

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 promulgated under the Securities Act of 1933.

(2) Represents shares that may be acquired by the Selling Securityholders named herein (the "Selling Securityholders") upon conversion of the 3,520 shares of the Registrant's Series A Convertible Preferred Stock (the "Series A Preferred Stock"), assuming a conversion price of $2.00 per share. The number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock is equal to the quotient of (x) the product of $1,000 and the number of shares to be converted, and (y) 85% of the lowest sale price of the Common Stock on the Nasdaq SmallCap Market (or the principal market on which the Common Stock is than traded) for the five day trading period prior to the date of conversion. The conversion price would have been $2.34 if the date of conversion was October 23, 1998. Includes an indeterminate number of shares which may become issuable in the event of a stock split, stock dividend or similar transaction involving the Common Stock pursuant to the antidilution provisions of the Series A Preferred Stock.

(3) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(g)(3) based upon the closing price of the Common Stock on the Nasdaq SmallCap Market on October 23, 1998.

(4) Represents shares issuable upon exercise of warrants (the "Warrants") issued to the Selling Securityholders in connection with the issuance and sale of the Series A Preferred Stock. Includes an indeterminate number of shares which may become issuable in the event of a stock split, stock dividend or similar transaction involving the Common Stock pursuant to the antidilution provisions of the Warrants.

(5) Represents shares issued to a registered broker-dealer in connection with the issuance and sale of the Series A Preferred Stock and the Warrants.
                           -------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED OCTOBER 26, 1998

                                1,809,000 SHARES

                       INTEGRATED SURGICAL SYSTEMS, INC.
                                  COMMON STOCK

The securityholders named below under the caption "Selling Securityholders" are offering and selling up to 1,809,000 shares of the common stock of Integrated Surgical Systems, Inc. under this Prospectus, including up to 1,804,000 shares that they may acquire upon conversion of 3,520 shares of Series A Convertible Preferred Stock and 44,000 shares that they may acquire upon exercise of warrants. The Selling Securityholders acquired the shares of Series A Convertible Preferred Stock, the warrants and the other 5,000 shares of common stock that they are offering for sale under this Prospectus in the private financing described below under the caption "The Company -- Recent
Developments -- Preferred Stock Financing."

The Selling Securityholders may offer their shares of common stock in the manner described below under the caption "Plan of Distribution" in public or private transactions on or off the Nasdaq SmallCap Market, at prevailing market prices or privately negotiated prices. Sales may be made through brokers, dealers or other agents who may receive compensation in the form of commissions, discounts or concessions. The Selling Securityholders and participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act and any commission, discount or concession they receive may be deemed to be underwriting compensation.

The common stock is quoted on The Nasdaq SmallCap Market under the symbol "RDOC", and is listed on the Pacific Exchange Incorporated under the symbol "ROB". The common stock also has been admitted for trading on the European Association of Securities Dealers' Automated Quotation system under the symbol "RDOC". On October 21, 1998, the closing sale price of one share of common stock on The Nasdaq SmallCap Market was $3.00.

Integrated Surgical Systems, Inc. will not receive any proceeds from the sale of the common stock, but will receive the exercise price of the warrants.

THE COMMON STOCK IS A SPECULATIVE INVESTMENT AND INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD READ THE DESCRIPTION OF CERTAIN RISKS UNDER THE CAPTION "RISK FACTORS" COMMENCING ON PAGE 8 BEFORE PURCHASING THE COMMON STOCK.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -------------------------

               THE DATE OF THIS PROSPECTUS IS             , 1998

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.

                             AVAILABLE INFORMATION

We file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission). You may read and copy any document we file at the Public Reference Room of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at Seven World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call 1-800-SEC-0330 for further information concerning the Public Reference Room. Our filings also are available to the public from the Commission's website at www.sec.gov. We distribute to our stockholders annual reports containing audited financial statements.

                     INFORMATION INCORPORATED BY REFERENCE

The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this Prospectus, and information we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"):

     1. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997.

     2.  The Company's Proxy Statement dated March 26, 1998.

     3. The Company's Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 1998 and June 30, 1998.

     4. The description of the Company's common stock contained in the Company's Registration Statement on Form 8-A (File No. 1-12471) under
         Section 12 of the Exchange Act.

You may request a copy of these filings, at no cost, by writing or calling us at:

                          INTEGRATED SURGICAL SYSTEMS
                            1850 Research Park Drive
                          Davis, California 95616-4884
                         Attention: Corporate Secretary
                           Telephone: (530) 792-2600
                           -------------------------

This Prospectus is part of a registration we filed with the Commission. You should rely only on the information or representations provided in this Prospectus. We have authorized no one to provide you with different information. No offer of the common stock will be made in any state where the offer is not permitted. You should not assume that the information in this Prospectus is accurate as of any date other than the date on the cover of this Prospectus.

                       CAUTIONARY STATEMENT FOR PURPOSES
                     OF THE "SAFE HARBOR" PROVISIONS OF THE
                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE CONTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, CONCERNING OUR FUTURE OPERATIONS. FORWARD-LOOKING STATEMENTS ARE STATEMENTS THAT ESTIMATE THE HAPPENING OF FUTURE EVENTS, ARE NOT BASED ON HISTORICAL FACT AND ARE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS MAY BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "BELIEVES", "INTENDS", "PROJECTS", "FORECASTS", "PREDICTS", "MAY", "WILL", "EXPECTS", "ESTIMATES", "ANTICIPATES", "PROBABLE", "CONTINUE" OR SIMILAR TERMS, VARIATIONS OF THOSE TERMS OR THE NEGATIVE OF THOSE TERMS. THE "RISK FACTORS" INCLUDED IN THIS PROSPECTUS UNDER THE CAPTION "RISK FACTORS" CONSTITUTE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS. THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE HAVE BEEN COMPILED BY OUR MANAGEMENT BASED UPON ASSUMPTIONS THEY CONSIDER REASONABLE. THESE ASSUMPTIONS ARE SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND OUR CONTROL. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE CURRENTLY ANTICIPATED DUE TO A NUMBER OF FACTORS, INCLUDING THOSE IDENTIFIED UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS, ESTIMATES AND PROJECTIONS WILL BE REALIZED. THE FORECASTS AND ACTUAL RESULTS WILL LIKELY VARY AND THOSE VARIATIONS MAY BE MATERIAL. WE MAKE NO REPRESENTATION OR WARRANTY AS TO THE ACCURACY OR COMPLETENESS OF SUCH STATEMENTS, ESTIMATES OR PROJECTIONS CONTAINED IN THIS PROSPECTUS OR THAT ANY FORECAST CONTAINED IN THIS PROSPECTUS WILL BE ACHIEVED.

THESE FORWARD-LOOKING STATEMENTS HAVE BEEN COMPILED AS OF THE DATE OF THIS PROSPECTUS OR THE DATE OF THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE, AS THE CASE MAY BE, AND YOU SHOULD EVALUATE THEM WITH CONSIDERATION OF ANY CHANGES OCCURRING AFTER THE DATE OF THIS PROSPECTUS OR THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE IN WHICH SUCH FORWARD-LOOKING STATEMENTS APPEAR. WE DO NOT INTEND TO UPDATE THESE FORWARD-LOOKING STATEMENTS. WE CANNOT GIVE YOU ANY ASSURANCE THAT ANY OF THE ASSUMPTIONS RELATING TO THE FORWARD-LOOKING STATEMENTS SPECIFIED IN THIS PROSPECTUS OR THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE WILL PROVE TO BE ACCURATE. WE URGE YOU AND YOUR ADVISORS TO REVIEW THESE FORWARD-LOOKING STATEMENTS, TO CONSIDER THE ASSUMPTIONS UPON WHICH THEY ARE BASED AND TO ASCERTAIN THEIR REASONABLENESS.

                                  THE COMPANY

At Integrated Surgical Systems, Inc., we develop, assemble, market and service image-directed, computer-controlled robotic products for orthopaedic and neurosurgical applications. Our principal orthopaedic product is the ROBODOC(R) Surgical Assistant System (the "ROBODOC System"), consisting of a computer-controlled surgical robot and our ORTHODOC(R) Presurgical Planner (the "ORTHODOC"), and our principal neurosurgical product is the NeuroMate System.(TM)

The ROBODOC System has been used for primary total hip arthroplasty ("THA") surgery on over 3,000 patients in Europe. We believe our "active" robotic system is the only available system that can accurately perform key segments of surgical procedures with precise tolerances generally not attainable by traditional manual surgical techniques. The ROBODOC System also allows the surgeon to prepare a preoperative plan specifically designed for the characteristics of the individual patient's anatomy. We cannot market the ROBODOC System in the United States until we obtain clearance or approval from the U.S. Food and Drug Administration (the "FDA").

The ORTHODOC is a computer workstation that utilizes our proprietary software for preoperative surgical planning. The ORTHODOC is part of the ROBODOC System, but we also market the ORTHODOC separately. We received 510(k) clearance from the FDA to market the ORTHODOC in the United States on a stand-alone basis in January 1997.

Over 1,800 neurosurgical procedures have been performed with the NeuroMate System in Europe and Japan. We believe that the NeuroMate System, which uses its proprietary robotic arm design and control systems designed specifically for use in the operating room, is the only image-guided, computer-controlled stereostatic robot currently in use to precisely position and hold critical tool's used in the performance of neurosurgical procedures. We began marketing the NeuroMate System in the United States in the fourth quarter of 1997. The NeuroMate System received 510(k) clearance form the FDA for marketing in the United States in May 1997.

We were incorporated under the laws of the State of Delaware on October 1, 1990. Our offices are located at 1850 Research Park Drive, Davis, California 95616, and our telephone number is (530)792-2600.

RECENT DEVELOPMENTS

DIGIMATCH SINGLE SURGERY SYSTEM

We have developed and commenced marketing to our customers in Europe our DigiMatch Single Surgery System, a pinless registration system that, in most cases, eliminates the need for an initial surgery to place registration pins in a patient's femur before using the ROBODOC System in THA surgery. More than 100 patient THA surgeries have been successfully performed at the Berufsgenossenschaftliche Unfallklinic in Frankfurt, Germany.

We plan to amend our Investigational Device Exemption ("IDE") under which we conducted clinical trials for the ROBODOC System in the United States to permit us to perform a relatively small clinical study showing a correlation between the ROBODOC System using the DigiMatch technology and the three pin system that we used in our initial clinical evaluations. We have deferred the filing of our pre-market approval ("PMA") application to market the ROBODOC System in the United States so that we may incorporate our DigiMatch Single Surgery System, and possibly other technical developments, as part of our PMA submission. We believe, based upon our discussions with representatives of the FDA, that the incorporation of the DigiMatch Single Surgery System will enhance our prospects for obtaining FDA approval. However, we cannot give you any assurance as to when or if the FDA will approve our PMA to market the ROBODOC System or that such approval, if obtained, will not include unfavorable limitations or restrictions. See "Risk Factors -- Available

Clinical Data; Risk Versus Benefit Issues" and "Risk Factors -- Government Regulation -- U.S. Regulation."

PREFERRED STOCK FINANCING

On September 10, 1998, we issued and sold 3,520 shares of Series A Convertible Preferred Stock ("Series A Preferred Stock") and warrants ("Warrants") to purchase 44,000 shares of our common stock, par value $.01 per share ("Common Stock"), to two of the Selling Securityholders, each an institutional accredited investor, for a total purchase price of $3,520,000, pursuant to a Preferred Stock Purchase Agreement dated as of August 25, 1998 (the "Purchase Agreement"). The Series A Preferred Stock and Warrants were issued (and the Common Stock issuable upon conversion or exercise thereof will be issued) pursuant to the exemption from the registration requirements of the Securities Act of 1933 (the "Securities Act") provided by Section 4(2) of the Securities Act and Regulation D promulgated by the Commission under that Section.

The Series A Preferred Stock is convertible into shares of Common Stock, at the option of the holder thereof, commencing December 9, 1998, subject to certain limitations, discussed below. The number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock is equal to the quotient of (x) the product of $1,000 (the stated value of each share of Series A Preferred Stock) and the number of shares of Series A Preferred Stock to be converted and (y) 85% of the lowest sale price of the Common Stock on the Nasdaq SmallCap Market during the five trading days preceding the date of conversion (the "Market Price"), but in no event more than $4.96 (the "Conversion Price"). The lowest sale price of one share of Common Stock for the five trading days immediately preceding October 23, 1998 was $2.75. Accordingly, the Conversion Price on that date would have been $2.34.

Holders of Series A Preferred Stock may convert 25% of their shares commencing December 9, 1998, 50% of their shares commencing January 8, 1999, 75% of their shares commencing February 7, 1999 and 100% of their shares commencing March 9, 1999. No holder may convert the Series A Preferred Stock to the extent such conversion would result in the holders in the aggregate acquiring more than 1,127,674 shares of Common Stock (the "Maximum Shares"), representing 20% of the number of shares of Common Stock outstanding on September 10, 1998 (the date upon which the Series A Preferred Stock and the Warrants were issued), unless and until our stockholders approve the issuance of the Series A Preferred Stock to the Selling Securityholders pursuant to the Purchase Agreement. Until we obtain such stockholder approval, a holder requesting conversion may only receive cash equal to the product of (i) the number of shares of Common Stock in excess of the Maximum Shares otherwise issuable upon conversion and (ii) the closing price of the Common Stock on the date of conversion. We may require holders to convert all (but not less than all) of the Series A Preferred Stock at any time after August 24, 2001, or buy out all outstanding shares, at the then Conversion Price.

Holders of Series A Preferred Stock are not entitled to dividends and have no voting rights, unless required by law or with respect to certain matters relating to the Series A Preferred Stock.

We may redeem the Series A Preferred Stock upon written notice to the holders of the Series A Preferred Stock at any time after the earlier of January 10, 1999 and the closing of a registered firm commitment underwritten secondary offering of our equity securities, at a redemption price equal to the greater of $1,500 per share and the Market Price of the shares of Common Stock into which such shares of Series A Preferred Stock could have been converted on the date of the notice of redemption.

The Conversion Price and the number of shares of Common Stock issuable upon conversion is subject to adjustment in the event of a stock split, stock dividend, reorganization, reclassification or issuances of shares of Common Stock (or securities convertible into or
exercisable or exchangeable for Common Stock) prior to              , 1999 [the
first anniversary of the effective date of the registration statement of which this Prospectus is a part] at less than the then Conversion Price in transactions exempt from the registration requirements of the Securities Act if the Company grants the purchasers of such shares (or other securities) the right to demand registration of such shares.

The Warrants are exercisable at any time during the period commencing March 5, 1999 and ending March 5, 2002, at an exercise price of $4.31, subject to adjustment in the event of a stock split, stock dividend, reclassification, recapitalization, merger, consolidation or certain dispositions of assets.

                                  RISK FACTORS

The shares of Common Stock offered hereby are speculative and involve a high degree of risk, including, but not limited to, the risk factors described below. Each prospective investor should carefully consider the following risk factors before making an investment decision.

HISTORY OF LOSSES; ACCUMULATED DEFICIT; ANTICIPATED FUTURE LOSSES. Since its inception, we have incurred losses. We incurred a net loss of approximately $4,478,000 (on net sales of approximately $4,934,000) for the fiscal year ended December 31, 1997 and a net loss of approximately $3,449,000 (on net sales of approximately $2,280,000) for the fiscal year ended December 31, 1996. We incurred a net loss of approximately $4,531,000 (on net sales of approximately $3,411,000) for the six months ended June 30, 1998, as compared to a net loss of approximately $1,688,000 (on net sales of approximately $1,380,000) for the six months ended June 30, 1997. At June 30, 1998, our accumulated deficit was approximately $28,110,000 as a result of continuing losses. We expect to continue to incur operating losses until such time, if ever, as we derive significant revenues from the sale of our products. Our ability to operate profitably depends upon market acceptance of our orthopaedic and neurosurgical products, our development of an effective sales and marketing organization, and our development of new products and improvements to existing products. We cannot give you any assurance that we will obtain FDA approval to market the ROBODOC System in the United States or that our products will achieve market acceptance in the United States, Europe and other foreign markets to generate sufficient revenues to become profitable.

LIMITED OPERATING HISTORY. Although commercial sales of the ROBODOC System have been made in Europe and Japan, we have engaged only in clinical testing of the ROBODOC System in the United States, and our ability to market the ROBODOC System in the United States is dependent upon FDA approval. See "Risk
Factors -- Government Regulation." Accordingly, you must evaluate us in light of the uncertainties, delays, difficulties and expenses commonly experienced by companies with limited operating experience, which generally include unanticipated problems and additional costs relating to the development and testing of products, product approval or clearance, regulatory compliance, commencement of production, product introduction and marketing, and competition. Many of these factors may be beyond our control, including but not limited to unanticipated results of product tests requiring modification in product design, changes in applicable government regulations or the interpretation thereof, market acceptance of our products and development of competing products by others. In addition, our future performance also will be subject to other factors beyond our control, including general economic conditions and conditions in the healthcare industry or targeted commercial markets. See "Risk
Factors -- Dependence on Principal Product," "-- Uncertainty of Market Acceptance," "-- Competition," "-- Available Clinical Data; Risk Versus Benefit Issues" and "-- Government Regulation."

LENGTHY SALES CYCLE. Since the purchase of a ROBODOC System or NeuroMate System (each, a "System," and collectively, the "Systems") represents a significant capital expenditure for a customer, the placement of orders may be delayed due to customers' internal procedures to approve large capital expenditures. We anticipate that the period between initial contact of a customer for a System and submission of a purchase order by that customer could be as long as 9 to 12 months. Furthermore, the current lead time required by the supplier of the robot for either the ROBODOC System or the NeuroMate System is approximately four months after receipt of the order. Although we generally intend to require a deposit upon receipt of an order for a System, we may be required to expend significant cash resources to fund our operations until the balance of the purchase price is paid. Accordingly, we may not recognize a significant portion of the sales price of a System until a fiscal quarter subsequent to the fiscal quarter in which we incurred marketing and sales expenses associated with an order.

CHALLENGES OF GROWTH. We plan to expand our sales and marketing, research and development and technical personnel to increase and support sales of Systems and to develop additional surgical applications for our orthopaedic and neurosurgical systems. Our anticipated growth will likely result in new and increased responsibilities for management personnel and place significant strain upon our management, operating and financial systems and resources. To accommodate such growth and compete effectively, we must continue to implement and improve our operational, financial, management and information systems, procedures and controls, and to expand, train, motivate and manage our personnel. We cannot give you any assurance that our personnel, systems, procedures and controls will be adequate to support our future operations. If we fail to implement and improve our operational, financial, management and information systems, procedures or controls, or to expand, train, motivate or manage our employees, our business, financial condition and results of operations could be materially and adversely affected.

DEPENDENCE ON PRINCIPAL PRODUCT. For the near term, we expect to derive most of our revenues from sales of the ROBODOC System. Accordingly, our potential future success and financial performance will depend almost entirely on our ability to successfully market the ROBODOC System. If we are unable to obtain the requisite regulatory approvals or to achieve commercial acceptance of the ROBODOC System, our business, financial condition and results of operations will be materially and adversely affected. We have not obtained, and we cannot give you any assurance that we will obtain, clearance or approval to market the ROBODOC System in the United States. See "Risk Factors -- Government Regulation."

UNCERTAINTY OF MARKET ACCEPTANCE. To successfully commercialize our Systems we must commit substantial marketing efforts and expend significant funds to inform potential customers, including hospitals and physicians, of the distinctive characteristics and advantages of using the Systems instead of traditional surgical tools and procedures. Since the Systems employ innovative technology, rather than being an improvement of existing technology, and represent a substantial capital expenditure, we expect to encounter resistance to change, which we must overcome to successfully market our products. If our Systems do not achieve significant market acceptance, our business, financial condition and results of operations would be materially and adversely affected.

COMPETITION. The principal competition for the ROBODOC System is manual surgery performed by orthopaedic surgeons, using surgical power tools and manual devices. The providers of these instruments are the major orthopaedic companies, which include Howmedica, Inc. (a subsidiary of Stryker Corporation), located in New York; Zimmer, Inc. (a subsidiary of Bristol-Myers Squibb Company), located in Indiana; Johnson & Johnson Orthopaedics, Inc. (a subsidiary of Johnson & Johnson), located in New Jersey; DePuy, Inc. (a subsidiary of Johnson & Johnson) located in Indiana; Biomet, Inc., located in Indiana; and Osteonics, Inc. (a subsidiary of the Stryker Corporation), located in New Jersey. MAQUET, a manufacturer of operating tables located in Germany, has announced that it intends to market a device similar to the ROBODOC System. The principal competition for the NeuroMate System are frame-based and frameless navigators, which are manually operated. Approximately twenty navigator models have been introduced, including those by Radionics, Sofamor-Danek and Ohio Medical Surgical products, all located in the United States; Elekta, located in Sweden; and Fischer Leibingher and Brain Lab, both located in Germany. In general, there are companies in the medical products industry capable of developing and marketing computer-controlled robotic systems for surgical applications, many of whom have significantly greater financial, technical, manufacturing, marketing and distribution resources than us, and have established reputations in the medical device industry. Furthermore, we cannot give you any assurance that IBM or the University of California, which developed the technology embodied in the ROBODOC System and hold patents relating thereto, will not enter the market or license the technology to other companies.

We cannot give you any assurance that future competition will not have a material adverse effect on our business. The cost of the Systems represents a significant capital expenditure for a customer and accordingly may discourage purchases by certain customers.

AVAILABLE CLINICAL DATA; RISK VERSUS BENEFIT ISSUES. We conducted a randomized clinical trial for the ROBODOC System in the United States at three centers. Of the 120 patients enrolled in the U.S. clinical study, 71 hips received treatment with the ROBODOC System and 65 hips in a control group received conventional THA surgery. In addition, a group of at least 1,400 patients have received treatment with the ROBODOC System at the Berufsgenossenschaftliche Unfallklinic in Frankfurt, Germany, although not as a part of the formal U.S. clinical study and without comparison to randomized control patients.

In order to obtain FDA clearance or approval, we must demonstrate that the ROBODOC System is safe and effective, and we may be required to show a clinical benefit to patients. We believe that a reduced incidence of intraoperative fractures with the ROBODOC System compared to conventional THA surgery would offer an important benefit. The number of patients enrolled in the U.S. clinical study is less than the 300 patients (150 ROBODOC System; 150 control group) we initially requested to study in our Investigational Device Exemption ("IDE") application to the FDA. Nonetheless, over 3,000 primary THA surgeries have been performed with the ROBODOC System in the U.S. clinical trial and the European treatment population without a single intraoperative fracture. Since the observed fracture rate in the control group in the U.S. clinical trial was lower than anticipated, the data from this study are not sufficient to establish a statistically significant reduction in intraoperative fractures compared to the control group. Nevertheless, the data from both the U.S. and the European group of patients suggest that the ROBODOC System reduces intraoperative fractures when compared to the fracture rate of approximately 3 to 28 percent for conventional THA surgery reported in the scientific and medical literature. However, we cannot give you any assurance that the FDA will agree that the ROBODOC System offers a clinically significant reduction in intraoperative fractures, in the absence of a controlled trial demonstrating such a reduction, or that such a reduction is of clinical benefit to patients.

The FDA has advised us that it believes long-term functional assessments are the primary endpoints for evaluating the safety and effectiveness of the ROBODOC System. Our preliminary review of the functional assessment data from the U.S. clinical trial shows equivalence between the ROBODOC System and conventional THA surgery. We believe that achieving better implant fit and alignment in the femoral cavity are significant factors in the success of cementless THA surgery, although the FDA has questioned whether fit is an appropriate endpoint and has not addressed alignment.

Our most recent statistical analysis of fit and alignment parameters from the 3-month radiographs showed that the ROBODOC System surgeries produced better fit and alignment when compared to conventional THA surgeries. We believe a more accurate fit of the prosthesis reflects the implant manufacturers' design goals for implant cavity preparation. We also reviewed 24-month radiographs evaluating prosthesis stability. We cannot give you any assurance that the FDA will accept our data that demonstrates the ROBODOC System achieves better implant fit, alignment and stability, or that the FDA will agree that better fit and alignment are significant surgical endpoints. In addition, we cannot give you any assurance that the FDA will agree that the greater surgery time and blood loss associated with the ROBODOC System does not pose a significant safety concern or create an unfavorable risk/benefit ratio. Further, we cannot give you any assurance that the FDA will not require us to obtain additional clinical data from a randomized, controlled trial to resolve any concern about the risk/benefit ratio offered by the ROBODOC System. If we must obtain such additional data, the FDA review process could be prolonged by several years.

In February 1995, a law firm specializing in FDA regulatory matters examined an interim report of preliminary data and concluded that it was doubtful that the FDA would find that the device was safe and effective for its intended use, or provided a therapeutic benefit, sufficient to permit PMA approval, if the FDA were presented with the then existing preliminary data or future data qualitatively similar to the preliminary data. We believe that the additional data analyzed subsequent to the law firm's February 1995 report address many of the concerns identified in that report. These data and analyses include non-radiographic clinical follow-up data from the U.S. trial, preliminary analysis and review by an outside radiologist and an outside biostatistician of 3-month, 12-month and 24-month radiographic films from the U.S. clinical trial. We cannot give you any assurance that the data, once fully analyzed and reviewed, will demonstrate that the ROBODOC System is safe and effective for its intended use, provides a clinical benefit, or has an acceptable risk/benefit ratio in light of increased surgery time and intraoperative blood loss. In addition, our Director of Regulatory Affairs and Quality Assurance resigned in September 1996 and subsequently has asserted that one of the reasons for his resignation was his concern, similar to that expressed in the February 1995 law firm report, about the adequacy of our clinical data to support product approval. See "Risk Factors -- U.S.
Regulation -- FDA Review Process for ROBODOC System."

If the FDA concludes that the existing clinical data are insufficient to establish the safety and efficacy of the ROBODOC System, the FDA could require us to obtain additional clinical data from a randomized, controlled trial, which could significantly delay completion of the PMA review process, and accordingly have a material adverse effect on our business, financial condition and results of operations.

GOVERNMENT REGULATION.

SUMMARY. Our products are subject to continued and pervasive regulation by the FDA and foreign and state regulatory authorities. In the United States, we must comply with food and drug laws and with regulations promulgated by the FDA. These laws and regulations require us to obtain various authorizations prior to marketing our products in the United States, and we cannot give you any assurance that our products will receive these authorizations. Our manufacturing facilities and practices also are subject to FDA regulations. In each foreign market, our products may be subject to substantially different regulations. If we fail to comply with U.S. or applicable foreign regulations, our business could be materially and adversely affected.

U.S. REGULATION.

GENERAL. Pursuant to the Federal Food, Drug, and Cosmetic Act, as amended, and regulations thereunder (collectively, the "FDC Act"), the FDA regulates the clinical testing, manufacture, labeling, sale, distribution and promotion of medical devices in the United States. Noncompliance with applicable requirements can result in, among other things, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the government to grant pre-market clearance or pre- market approval for devices, withdrawal of marketing clearances or approvals, and criminal prosecution. The FDA also has the authority to request recall, repair, replacement or refund of the cost of any device that we manufacture or distribute. If we fail to comply with regulatory requirements, including any future changes to such requirements, our business, financial condition and results of operations could be materially and adversely affected.

FDA REVIEW PROCESS FOR ROBODOC SYSTEM. Before a new device can be introduced into the U.S. market, the manufacturer must obtain FDA permission to market through either the 510(k) pre-market notification process for medical devices which are substantially similar to other approved medical devices or the costlier, lengthier and less certain pre-market approval ("PMA") application process. Following a pre-filing meeting with representatives of the FDA in early 1998, we stated that we intended to file our PMA to market the ROBODOC System with the FDA in the second quarter of 1998. As a result of further discussions with representatives of the FDA as part of the pre-submission review process (which process is intended to expedite the FDA's formal pre-market approval process), we have deferred the filing of the PMA so that we may incorporate our DigiMatch Single Surgery System, and possibly other technical developments, as part of the PMA submission. We believe, based upon our discussions with representatives of the FDA, that the incorporation of the DigiMatch Single Surgery System will enhance our prospects for obtaining FDA approval. However, we cannot give you any assurance as to when or if the FDA will grant PMA approval to the ROBODOC System or that such approval, if obtained, will not include unfavorable limitations or restrictions. See "Risk Factors -- Available Clinical Data; Risk Versus Benefit Issues."

New surgical applications for the ROBODOC System generally will require FDA clearance or approval of a new 510(k) submission or a PMA supplement or, possibly, a new PMA application. We also are likely to require additional FDA approvals, supported by additional clinical data, before incorporating new imaging modalities such as ultrasound and MRI or other different technologies in the ROBODOC System.

NO ASSURANCE OF APPROVALS; SUBSEQUENT REVIEW OF APPROVALS, ETC. We cannot give you any assurance that any of our current or future products will obtain required FDA approvals on a timely basis, or at all, or that we will have the necessary resources to obtain such approvals. If any of our products are not approved for use in the United States, we will be limited to marketing them in foreign countries. Furthermore, approvals that have been or may be granted are subject to continual review, and later discovery of previously unknown problems can result in product labeling restrictions or withdrawal of the product from the market.

ADVERSE EFFECT OF DELAYS OR LOSS OF APPROVALS. If we experience delays in the receipt of, or fail to receive, FDA approvals or clearances, or lose any previously received approvals or clearances, or the FDA imposes limitations on intended use as a condition of such approvals or clearances, our business, financial condition and results of operations could be materially and adversely affected.

REQUIREMENT TO FOLLOW GOOD MANUFACTURING PRACTICES. Assuming we obtain the necessary FDA approvals and clearances for our products, in order to maintain such approvals and clearances we must, among other things, register our establishment and list our devices with the FDA and with certain state agencies, maintain extensive records, report any adverse experiences on the use of our products and submit to periodic inspections by the FDA and certain state agencies. The FDC Act also requires devices to be manufactured in accordance with the Quality System Regulation ("QSR"), which sets forth good manufacturing practices ("GMP") requirements with respect to manufacturing and quality assurance activities. The QSR revises the previous GMP regulation and imposes certain enhanced requirements that are likely to increase the cost of compliance, including design controls.

MODIFICATIONS TO CLEARED DEVICES. We have made certain minor modifications to the ORTHODOC and the NeuroMate System which we do not believe require the submission of new 510(k) notices. However, we cannot give you any assurance that the FDA would agree with any of our determinations not to submit a new 510(k) notice for any of these changes or would not require us to submit a new 510(k) notice for any of the changes made to the device. If the FDA requires us to submit a new 510(k) notice for any device modification, we may be prohibited from marketing the modified device until the 510(k) notice is cleared by the FDA.

FOREIGN REGULATION. The introduction of our products in foreign markets has subjected and will continue to subject us to foreign regulatory clearances, which may be unpredictable and uncertain, and which may impose substantial additional costs and burdens. The ROBODOC and NeuroMate Systems satisfy the appropriate international electromedical safety standards and comply with the requirements of the Electromagnetic Compatibility Directive, thus allowing us to apply the CE Mark under the European Directives and to distribute the ROBODOC and NeuroMate Systems throughout the European Union. Outside the European Union, international sales of medical devices are subject to the regulatory requirements of each country. The regulatory review process varies from country to country. Many countries also impose product standards, packaging requirements, labeling requirements and import restrictions on devices. We cannot give you any assurance that any of our products will receive further approvals or clearances, if required on a timely basis, or at all.

UNCERTAINTY REGARDING PATENTS AND PROTECTION OF PROPRIETARY TECHNOLOGY.

SUMMARY. Certain technology underlying our products is the subject of a United States patent issued to IBM, which IBM has agreed not to enforce against the manufacture and sale of the Company's products. We have been issued three patents and filed nine patent applications covering various aspects of our technology. Third party claims to the technology used in our products could, if valid, require us to obtain licenses to the technology; those licenses may not be available on acceptable terms. The technology used in our products could be
(a) disclosed by our employees despite their confidentiality obligations or (b) independently developed or otherwise acquired by potential competitors.

GENERAL. Our ability to compete successfully may depend, in part, on our ability to obtain and protect patents, protect trade secrets and operate without infringing the proprietary rights of others. Our policy is to seek to protect our proprietary position by, among other methods, filing U.S. and foreign patent applications relating to our technology, inventions and improvements that are important to the development of our business. We have been issued three patents and filed nine patent applications covering various aspects of its technology. In addition, IBM has agreed not to assert infringement claims against us with respect to an IBM patent relating to robotic medical technology, to the extent such technology is used in our products. IBM has granted us a non-exclusive royalty-free perpetual license for the underlying software code for the ROBODOC System. Significant portions of the ROBODOC System and ORTHODOC software are protected by copyrights.

We cannot give you any assurance that our pending or future patent applications will mature into issued patents, or that we will continue to develop our own patentable technologies. Further, we cannot give you any assurance that any patents that may be issued to us effectively protect our technology or provide a competitive advantage for our products or will not be challenged, invalidated, or circumvented in the future. In addition, we cannot give you any assurance that competitors, many of which have substantially more resources than us and have made substantial investments in competing technologies, will not obtain patents that will prevent, limit or interfere with our ability to make, use or sell our products either in the United States or internationally.

SECRECY OF PATENT APPLICATIONS UNTIL PATENTS ISSUED. Patent applications in the United States are maintained in secrecy until patents' issue, and patent applications in foreign countries are maintained in secrecy for a period after filing. Publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries and the filing of related patent applications. Patents issued and patent applications filed relating to medical devices are numerous and we cannot give you any assurance that current and potential competitors and other third parties have not filed or in the future will not file applications for, or have not received or in the future will not receive, patents or obtain additional proprietary rights relating to products or processes that we use or propose to use.

ABSENCE OF INFRINGEMENT STUDY. Our patent counsel has not undertaken any infringement study to determine if our products, patents and pending patent applications infringe on other existing patents due to our belief that an infringement study would not be cost-effective, nor offer sufficient protection against potential infringement claims, if and when made. The medical device industry has been characterized by substantial competition and litigation regarding patent and other proprietary rights. We intend to vigorously protect and defend our patents and other proprietary rights relating to our proprietary technology. Litigation alleging infringement claims against us (with or without merit), or instituted by us to enforce patents and to protect trade secrets or know-how owned by us or to determine the enforceability, scope and validity of the proprietary rights of others, is costly and time consuming. If any relevant claims of third-party patents are upheld as valid and enforceable in any litigation or administrative proceedings, we could be prevented from practicing the subject matter claimed in such patents, or could be required to obtain licenses from the patent owners of each patent, or to redesign our products or processes to avoid infringement. We cannot give you any assurance that such licenses would be available or, if available, would be available on terms acceptable to us or that we would be successful in any attempt to redesign our products or processes to avoid infringement. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent us from manufacturing and selling our products, which would have a material adverse effect on our business, financial condition and results of operations.

POSSIBILITY OF DISCLOSURE OR DISCOVERY OF PROPRIETARY INFORMATION. Although we require each of our employees, consultants, and advisors to execute confidentiality and assignment of inventions and proprietary information agreements, we cannot give you any assurance that these agreements will provide effective protection for our proprietary information in the event of unauthorized use or disclosure of such information. Furthermore, we cannot give you any assurance that our competitors will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our proprietary technology, or that we can meaningfully protect our rights in unpatented proprietary technology.

LIMITED PRODUCTION EXPERIENCE. Our success will depends in part on our ability to assemble our products in a timely, cost-effective manner and in compliance with GMP, and manufacturing requirements of other countries, including the International Standards Organization ("ISO") 9000 standards and other regulatory requirements. The assembly of our products is a complex operation involving a number of separate processes and components. Our production activities to date have consisted primarily of assembling limited quantities of systems for use in clinical trials and systems for commercial sale. We do not have experience in assembling our products in larger commercial quantities. Furthermore, as a condition to receipt of PMA approval, our facilities, procedures and practices will be subject to pre-approval and ongoing GMP inspections by FDA.

Manufacturers often encounter difficulties in scaling up manufacturing of new products, including problems involving product yields, quality control and assurance, component and service availability, adequacy of control policies and procedures, lack of qualified personnel, compliance with FDA regulations, and the need for further FDA approval of new manufacturing processes and facilities. We cannot give you any assurance that production yields, costs or quality will not be adversely affected as we seek to increase production, and any such adverse effect could have a material adverse effect on our business, financial condition and results of operations.

DEPENDENCE ON SUPPLIER FOR ROBOT. Although we have multiple sources for most of our components, parts and assemblies used in the ROBODOC and NeuroMate Systems, we are dependent on Sankyo Seiki of Japan for the ROBODOC System robot arm and Audemars-Piguet of Switzerland for the supply of the customized NeuroMate robot. Although we can obtain the robot for either the ROBODOC System or the NeuroMate System from other suppliers, with appropriate modifications and engineering effort, we cannot give you any assurance that delays resulting from the required modifications or engineering effort to adapt alternative components would not have a material adverse effect on the Company's business, financial condition and results of operations.

RELIANCE ON FOREIGN SALES. From inception through September 30, 1998, substantially all of our sales (other than clinical sales in the United States pursuant to an exemption in the rules and regulations of the FDA for investigational devices) have been to customers in Germany, Austria, France and Japan. We believe that until such time, if ever, as we receive approval from the FDA to market the ROBODOC System in the United States, substantially all of our sales for the ROBODOC System will be derived from customers in foreign markets. Foreign sales are subject to certain risks, including economic or political instability, shipping delays, fluctuations in foreign currency exchange rates, changes in regulatory requirements, custom duties and export quotas and other trade restrictions, any of which could have a material adverse effect on our business. To date, payment for substantially all ROBODOC Systems in Europe has been fixed in U.S. Dollars. However, we cannot give you any assurance that in the future customers will be willing to make payment for our products in U.S. Dollars. If the U.S. Dollar strengthens substantially against the foreign currency of a country in which we sell our products, the cost of purchasing our products in U.S. Dollars would increase and may inhibit purchases of our products by customers in that country. We are unable to predict the nature of future changes in foreign markets or the effect, if any, they might have on us.

UNCERTAINTY CONCERNING THIRD PARTY REIMBURSEMENT. We expect that our ability to successfully commercialize our products will depend significantly on the availability of reimbursement for surgical procedures using our products from third-party payors, such as governmental programs, private insurance and private health plans. Reimbursement is a significant factor considered by hospitals in determining whether to acquire new equipment. Notwithstanding FDA approval, if granted, third-party payors may deny reimbursement if the payor determines that a therapeutic medical device is unnecessary, inappropriate, not cost-effective or experimental or is used for a nonapproved indication. Although we are not aware of any potential customer that has declined to purchase the ROBODOC System based upon third party reimbursement policies, cost control measures adopted by third-party payors may have a significant effect on surgeries performed with the ROBODOC System or as to the levels of reimbursement. We cannot give you any assurance that levels of reimbursement, if any, will not be decreased in the future, or that future legislation, regulation, or reimbursement policies of third-party payors will not otherwise adversely affect the demand for our products or our ability to sell our products on a profitable basis. Fundamental reforms in the healthcare industry in the United States and Europe that could affect the availability of third-party reimbursement continue to be proposed, and we cannot predict the timing or effect of any such proposal. If third-party payor coverage or reimbursement is unavailable or inadequate, our business, financial condition and results of operation could be materially and adversely affected.

DEPENDENCE ON KEY PERSONNEL. Our business and marketing plan was formulated by, and is to be implemented under the direction of, Dr. Ramesh C. Trivedi, Chief Executive Officer and President. Dr. Trivedi is employed pursuant to an employment agreement that may be terminated by either Dr. Trivedi or us at any time. Our growth and future success also will depend in large part on the continued contributions of key technical and senior management personnel, as well as our ability to attract, motivate and retain highly qualified personnel generally and, in particular, trained and experienced professionals capable of developing, selling and installing the Systems and training surgeons in their use. Competition for such personnel is intense, and we cannot give you any assurance that we will be successful in hiring, motivating or retaining such qualified personnel. None of our executive or key technical personnel, other than Dr. Trivedi, is employed pursuant to an employment agreement. The loss of the services of Dr. Trivedi or other senior management or key technical personnel, or the inability to hire or retain qualified personnel, could have a material adverse effect on our business, financial condition and results of operations.

OWNERSHIP OF SHARES BY MANAGEMENT. Our executive officers and directors own (directly or indirectly) 1,065,792 shares of Common Stock, or approximately 20% of the outstanding shares of Common Stock. Although these securityholders may or may not agree on any particular matter that is the subject of a vote of the stockholders, these securityholders may be effectively able to control the outcome of any issues which may be subject to a vote of securityholders, including the election of directors, proposals to increase the authorized capital stock, or the approval of mergers, acquisitions, or the sale of all or substantially all of our assets.

NEED FOR ADDITIONAL FINANCING. Although we believe that we have sufficient funding to finance our operations through 1999, we cannot give you any assurance that additional financing will not be needed at an earlier date. This will depend upon our ability to generate sufficient sales of our products and the timing of required expenditures. We cannot give you any assurance that if we need additional financing in the future, such financing will be available on acceptable terms, if at all.

PRODUCT LIABILITY. The manufacture and sale of medical products exposes us to the risk of significant damages from product liability claims. Although we maintain product liability insurance against product liability claims in the amount of $5 million per occurrence and $5 million in aggregate, we cannot give you any assurance that the coverage limits of our insurance policies will be adequate or that such insurance can be maintained at acceptable costs. Although we have not experienced any product liability claims to date, a successful claim brought against us in excess of our insurance coverage could have a materially adverse effect on our business, financial condition and results of operations.

LIMITATION ON DIRECTOR LIABILITY. Our certificate of incorporation provides that a director shall not be personally liable to the company or its stockholders for monetary damages for breach of fiduciary duty as a director, with certain exceptions under Delaware law. This may discourage stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on behalf of the company against a director. In addition, our by-laws provide for mandatory indemnification of directors and officers.

ABSENCE OF DIVIDENDS. Since inception, we have has not paid any dividends on the Common Stock and do not anticipate paying such dividends in the foreseeable future. We intend to retain earnings, if any, to finance our operations.

POSSIBLE VOLATILITY OF MARKET PRICE FOR THE COMMON STOCK. From time to time and in particular during the last several months, the stock market generally, and the securities of technology companies in particular, have experienced a high level of price and volume volatility, and market prices for the securities of many companies have experienced wide price fluctuations not necessarily related to the operating performance of such companies. We believe that factors such as announcement of developments related to our business, announcements of technological innovations or new products by us or our competitors, sales of our Common Stock in the public market, and shortfalls or changes in the our financial results from analysts' expectations could cause the price of the Common Stock to fluctuate substantially. Our operating results and various factors affecting the medical device industry generally also may significantly impact the market price of the Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE. As of October 15, 1998, there were 5,638,372 shares of Common Stock outstanding. Except for 1,039,792 shares of Common Stock (representing approximately 18.4% of the outstanding Common Stock) owned by EJ Financial Investments V, L.P. ("EJ Financial"), which may be sold in accordance with the volume limitations of Rule 144, substantially all of the outstanding shares of Common Stock are transferable without restriction under the Securities Act. An additional 7,616,374 shares of Common stock are issuable upon conversion of the Series A Preferred Stock (at an assumed conversion price of $2.00 per share) and the exercise of outstanding options and warrants, including warrants to purchase 2,274,066 shares of Common Stock issued to International Business Machines Corporation ("IBM") at exercise prices ranging from $.01 to $.07 (the "IBM Warrants"). Substantially all of such shares (other than the shares issuable upon exercise of the IBM Warrants), when issued, may be immediately resold in the public market pursuant to effective registration statements under the Securities Act or pursuant to Rule 144. In April 1998, we amended the IBM Warrants to permit IBM to exercise them without the payment of cash for a lesser number of shares, based upon the difference between the market price of the Common Stock at the time of exercise and the exercise price (a "cashless exercise"), in which case such shares could be sold immediately under Rule 144 since under applicable Commission interpretations, the holding period under Rule 144 for shares acquired as a result of a cashless exercise of warrants includes the period for which the Selling Shareholder owned the warrants. In consideration for such cashless exercise right, IBM agreed not to exercise the IBM Warrants before January 1, 1999, and to limit sales of shares acquired upon exercise thereof to the volume limitations of Rule 144, whether or not applicable, and granted us or our designee a right of first refusal with respect to such sales. In addition, the former securityholders of Innovative Medical Machines International, S.A., which we acquired in September 1997 in exchange for shares of Common Stock, have agreed to limit the number of shares of Common Stock they may sell under a currently effective registration statement: (i) from September 6, 1998 through December 5, 1998, an aggregate of 100,000 shares plus 1% of the total number of shares of Common Stock traded on Nasdaq during the preceding three month period; and (ii) from December 6, 1998 through March 5, 1999, an aggregate of 100,000 shares plus 1% of the total number of shares of Common Stock traded on Nasdaq during the preceding three month period; and (iii) thereafter, in accordance with the volume limitation of Rule 144. Securityholders (including EJ Financial and IBM) owning or having rights to acquire, and with registration rights covering, 4,030,649 shares of Common Stock, have agreed that they will not exercise such registration rights prior to May 21, 1999. Holders of the underwriter's warrants issued in connection with our initial public offering in November 1996 have demand and piggyback registration rights concerning the shares of Common Stock and warrants issuable upon exercise of those underwriters' warrants and a holder of certain other warrants to purchase 25,000 shares of Common Stock has piggyback registration rights (fully subordinated to the registration rights of the other holders of the Company's securities) covering those shares. In addition, the holders of warrants to purchase 150,000 shares of Common Stock issued in connection with our European offering in November 1997 have demand and piggyback registration rights covering those shares.

We cannot give you any assurance as to the effect, if any, that future sales of Common Stock, or the availability of shares of Common Stock for future sales, will have on the market price of the Common Stock from time to time. Sales of substantial amounts of Common Stock (particularly shares issued upon conversion of the Series A Preferred Stock), or the possibility of such sales, could adversely affect the market price of the Common Stock and also impair our ability to raise capital through an offering of equity securities in the future.

DILUTIVE EFFECT OF CONVERSION OF SERIES A PREFERRED STOCK. The conversion of the Series A Preferred Stock at a discount to the then prevailing market price of the Common Stock would result in the issuance of up to 1,760,000 shares of Common stock, or approximately 23.8% of the outstanding shares (at an assumed conversion price of $2.00 per share), and consequently could have an immediately adverse effect on the market price of the Common Stock, and will have a dilutive impact on other stockholders. See "The Company -- Recent
Developments -- Preferred Stock Financing."

POSSIBLE ADVERSE EFFECT OF OTHER ISSUANCES OF PREFERRED STOCK. Our certificate of incorporation authorizes the issuance of 1,000,000 shares of "blank check" preferred stock, with designations, rights and preferences determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without further stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the company, since the terms of the preferred stock that might be issued could effectively restrict our ability to consummate a merger, reorganization, sale of all or substantially all of its assets, liquidation or other extraordinary corporate transaction without the approval of the holders of the preferred stock. The Series A Preferred Stock is the only series of preferred stock outstanding. The terms of the Series A Preferred Stock are summarized under the caption "The Company -- Recent Developments -- Preferred Stock Financing."

EFFECT OF ISSUANCE OF COMMON STOCK UPON EXERCISE OF WARRANTS AND OPTIONS. As of October 15, 1998, there were outstanding options and warrants to purchase 5,856,374 shares of Common Stock, including the IBM Warrants, exercisable to purchase 2,274,066 shares (or approximately 28.7% of the outstanding shares) at exercise prices ranging from $.01 to $.07; 1,304,558 shares issuable upon exercise of stock options granted pursuant to the Company's employee stock option plans at exercise prices ranging from $.07 to $3.00 per share; 1,795,750 shares issuable upon exercise of the warrants issued in the Company's initial public offering at an exercise price of $6.00 per share; and 482,000 shares issuable upon the exercise of warrants at exercise prices ranging from $4.31 to $8.25 per share.

The exercise of warrants or options and the sale of the underlying shares of Common Stock (or even the potential of such exercise or sale) could have an adverse effect on the market price of the Common Stock, and will have a dilutive impact on other stockholders. Moreover, the terms upon which we will be able to obtain additional equity capital may be adversely affected since the holders of outstanding warrants and options can be expected to exercise them, to the extent they are able, at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable than those provided in such warrants or options.

ANTITAKEOVER PROVISIONS OF DELAWARE BUSINESS COMBINATION STATUTE. We are subject to Section 203 of the Delaware General Corporation Law ("DGCL"), which limits transactions between a publicly held company and "interested stockholders" (generally, those stockholders who, together with their affiliates and associates, own 15% or more of a company's outstanding capital stock). This provision of the DGCL also may have the effect of deterring certain potential acquisitions of the company. See "Description of Securities -- Statutory Provisions Affecting Stockholders."

RISKS ASSOCIATED WITH FORWARD-LOOKING STATEMENTS INCLUDED IN THIS
PROSPECTUS. This Prospectus contains certain forward-looking statements based on current expectations that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that these assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements included in this Prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives and plans will be achieved.

                            SELLING SECURITYHOLDERS

The following table sets forth the names of the Selling Securityholders, the number of shares of Common Stock beneficially owned by each Selling Securityholder as of October 15, 1998, and the number of Shares that each may offer, and the number of shares of Common Stock beneficially owned by each Selling Securityholder upon completion of the Offering, assuming all of the Shares are sold. The number of Shares sold by each Selling Securityholder may depend upon a number of factors, including, among other things, the market price of the Common Stock. None of the Selling Securityholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.

                                            SHARES OF            SHARES OF           SHARES OF
                                           COMMON STOCK         COMMON STOCK        COMMON STOCK
                                        BENEFICIALLY OWNED     OFFERED IN THE    BENEFICIALLY OWNED
                                        BEFORE OFFERING(1)     OFFERING(1)(2)      AFTER OFFERING
          NAME OF SELLING              --------------------   ----------------   ------------------
           SECURITYHOLDER              NUMBER    PERCENT(3)        NUMBER        NUMBER    PERCENT
          ---------------              -------   ----------   ----------------   -------   --------
The Shaar Fund Ltd.(4)..............   315,000(5)     *          1,291,500          0        --
AMRO International, S.A.(6).........   125,000(5)     *            512,500          0        --
Trinity Capital Advisors, Inc.(7)...     5,000       *               5,000          0        --

-------------------------

  * Less than one percent (1%).

(1) Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated. For purposes of computing the percentage of outstanding shares held by each Selling Securityholder on October 15, 1998, any security which such person has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing the percentage ownership for such person, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2) Represents shares that may be acquired upon conversion of the Series A Preferred Stock, at an assumed conversion price of $2.00 per share, and upon the exercise of the Warrants. The Series A Preferred Stock is not convertible for any number of shares of Common Stock in excess of that number which would (i) render a Selling Securityholder the beneficial owner of more than five percent of the then issued and outstanding shares of Common Stock, or (ii) result in the issuance of an aggregate of 1,127,674 shares of Common Stock, representing 20% of the number of shares of Common Stock issued and outstanding on September 10, 1998, the date upon which the Series A Preferred Stock and Warrants were issued.

(3) Calculated based upon 5,638,372 shares of Common Stock outstanding on October 15, 1998.

(4) The address of the principal business office of the Selling Securityholder is Citco Building, Wickhams Cay, P.O. Box 662, Road Town, Tortola B.V.I.

(5) Represents 25% of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock on October 15, 1998, at an assumed conversion price of $2.00 per share. The Series A Preferred Stock is convertible into Common Stock commencing December 9, 1998 as to 25% of the shares, commencing January 8, 1999 as to 50% of the shares, commencing February 7, 1999 as to 75% of the shares, and commencing March 9, 1999 as to 100% of the shares. The Warrants are not exercisable until March 9, 1999.

(6) The address of the principal business office of the Selling Securityholder is c/o Ultrafinance, Grossmunster Platz 26, Zurich CH 8022.

(7) The address of the principal business office of the Selling Securityholder is 211 Sutter Street, Suite 2000, San Francisco, California 94104.

(8) These shares were acquired by the Selling Securityholder, a registered broker-dealer, for services rendered in connection with the issuance and sale of the Series A Preferred Stock to the other Selling Securityholders.

We are registering the Shares for resale by the Selling Securityholders in accordance with registration rights granted to the Selling Securityholders. We will pay the registration and filing fees, printing expenses, listing fees, blue sky fees, if any, and fees and disbursements of our counsel in connection with this offering, but the Selling Securityholders will pay any underwriting discounts, selling commissions and similar expenses relating to the sale of the Shares, as well as the fees and expenses of their counsel. In addition, we have agreed to indemnify the Selling Securityholders, underwriters who may be selected by the Selling Securityholders and certain affiliated parties, against certain liabilities, including liabilities under the Securities Act, in connection with the offering. The Selling Securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities under the Securities Act. The Selling Securityholders have agreed to indemnify us and our directors and officers, as well as any person controlling the company, against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors or officers, or persons controlling the company, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                              PLAN OF DISTRIBUTION

The Selling Securityholders (or, subject to applicable law, their pledgees, donees, distributees, transferees or other successors in interest)may sell Shares from time to time in public transactions, on or off The Nasdaq SmallCap Market, or private transactions, at prevailing market prices or at privately negotiated prices, including but not limited to the following types of transactions:

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     - a block trade in which the broker-dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and

     - face-to-face transactions between sellers and purchasers without a broker-dealer.

The Selling Securityholders also may sell Shares that qualify under Section 4(1) of the Securities Act or Rule 144.

In effecting sales, brokers or dealers engaged by the Selling Securityholders may arrange for other brokers or dealers to participate in the resales. The Selling Securityholders may enter into hedging transactions with broker-dealers, and in connection with those transactions, broker-dealers may engage in short sales of the Shares. The Selling Securityholders also may sell Shares short and deliver the Shares to close out such short positions, except that the Selling Securityholders have agreed that they will not enter into any put option or short position with respect to the Common Stock prior to the date of the delivery of a conversion notice. The Selling Securityholders also may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Shares, which the broker-dealer may resell pursuant to this Prospectus. The Selling Securityholders also may pledge the Shares to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged Shares pursuant to this Prospectus.

Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Securityholders in amounts to be negotiated in connection with the sale. The Selling Securityholders and any participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting compensation.

Information as to whether underwriters who may be selected by the Selling Securityholders, or any other broker-dealer, is acting as principal or agent for the Selling Securityholders, the compensation to be received by underwriters who may be selected by the Selling Securityholders, or any broker-dealer, acting as principal or agent for the Selling Securityholders and the compensation to be received by other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this Prospectus (the "Prospectus Supplement"). Any dealer or broker participating in any distribution of the Shares may be required to deliver a copy of this Prospectus, including the Prospectus Supplement, if any, to any person who purchases any of the Shares from or through such dealer or broker.

We have advised the Selling Securityholders that during such time as they may be engaged in a distribution of the Shares they are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes any Selling Securityholder, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the Common Stock.

                                 LEGAL MATTERS

The validity of the shares of Common Stock offered hereby has been passed upon by Snow Becker Krauss P.C., 605 Third Avenue, New York, New York 10158.

                                    EXPERTS

The consolidated financial statements of Integrated Surgical Systems, Inc. at December 31, 1997 and for the years ended December 31, 1996 and 1997, appearing in our Annual Report (on Form 10-KSB) for the year ended December 31, 1997 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The expenses payable by the Company in connection with the issuance and distribution of the securities being registered are estimated below:

SEC registration fee........................................    $ 1,445.85
Listing fees................................................     15,000.00
Legal fees and expenses.....................................     10,000.00
Printing expenses...........................................      5,000.00
Accounting fees.............................................      3,500.00
Miscellaneous...............................................         54.15
                                                                ----------
          Total.............................................    $35,000.00
                                                                ==========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article VI of the Registrant's by-laws provides that a director or officer shall be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement (provided such settlement is approved in advance by the Registrant) in connection with certain actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation -- a "derivative action") if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such an action, except that no person who has been adjudged to be liable to the Registrant shall be entitled to indemnification unless a court determines that despite such adjudication of liability but in view of all of the circumstances of the case, the person seeking indemnification is fairly and reasonably entitled to be indemnified for such expenses as the court deems proper.

Article 6.5 of the Registrant's by-laws further provides that directors and officers are entitled to be paid by the Registrant the expenses incurred in defending the proceedings specified above in advance of their final disposition. provided that such payment will only be made upon delivery to the Registrant by the indemnified party of an undertaking to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified.

Article 6.4 of the Registrant's by-laws provides that a person indemnified under
Article VI of the by-laws may contest any determination that a director, officer, employee or agent has not met the applicable standard of conduct set forth in the by-laws by petitioning a court of competent jurisdiction.

Article 6.6 of the Registrant's by-laws provides that the right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in the Article will not be exclusive of any other right which any person may have or acquire under the by-laws, or any statute or agreement. or otherwise.

Finally, Article 6.7 of the Registrant's by-laws provides that the Registrant may maintain insurance, at its expense, to reimburse itself and directors and officers of the Registrant and of its direct and indirect subsidiaries against any expense, liability or loss, whether or not the Registrant would have the power to indemnify such persons against such expense, liability or loss under the provisions of Article VI of the by-laws. The Registrant maintains and has in effect such insurance.

Article 11 of the Registrant's certificate of incorporation eliminates the personal liability of the Registrant's directors to the Registrant or its stockholders for monetary damages for breach of their fiduciary duties as a director to the fullest extent provided by Delaware law. Section 102(b) (7) of the DGCL provides for the elimination off such personal liability, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL or (iv) for any transaction from which the director derived any improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16.  EXHIBITS

EXHIBIT
  NO.                                   DESCRIPTION
-------                                 -----------
 4.1       --   Preferred Stock Purchase Agreement, as amended.
 4.2            Certificate of Designations for Series A Convertible
           --   Preferred Stock.
 4.3       --   Form of Warrant.
 4.4       --   Form of Registration Rights Agreement.
 5.1       --   Opinion of Snow Becker Krauss.
23.1       --   Consent of Snow Becker Krauss P.C. (included in Exhibit 5.1)
23.2       --   Consent of Ernst & Young LLP, independent auditors.

ITEM 17.  UNDERTAKINGS.

(a) RULE 415 OFFERING

The undersigned small business issuer hereby undertakes that it will:

     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

         (i) Include any prospectus required by section l0(a) (3) of the Securities Act.

         (ii) Reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the registrant statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

        (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) For determining any liability under the Securities Act, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

     (3) Remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(e) REQUEST FOR ACCELERATION OF EFFECTIVE DATE

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of the expenses incurred or paid by a director, officer, or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Davis, State of California, on October 26, 1998.

INTEGRATED SURGICAL SYSTEMS, INC.

     By /s/ RAMESH C. TRIVEDI                          By: /s/ MARK W. WINN
                                                       ------------------------------------------------
 ----------------------------------------------------           Mark W. Winn
        Ramesh C. Trivedi                                       Chief Financial Officer
        Chief Financial Officer                                 (Principal Financial and
        and President (Principal                                Accounting Officer)
        Executive Officer)

                               POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Ramesh
C. Trivedi and Mark Winn, and each of them, his true and lawful attorneys-in-fact and agents, with power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying all that said attorneys-in-fact and agents or his substitute or substitutes, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 26, 1998.

                     SIGNATURES                                             TITLE
                     ----------                                             -----
/s/ RAMESH C. TRIVEDI                                   Chief Executive Officer,
-----------------------------------------------------     President and Director
Ramesh C. Trivedi                                         (Principal Executive Officer)

/s/ MARK W. WINN                                        Chief Financial Officer
-----------------------------------------------------     (Principal Financial and
Mark W. Winn                                              Accounting Officer

/s/ JAMES C. MCGRODDY                                   Chairman of the Board of
-----------------------------------------------------     Directors
James C. McGroddy

/s/ JOHN N. KAPOOR                                      Director
-----------------------------------------------------
John N. Kapoor

/s/ PAUL A. H. PANKOW                                   Director
-----------------------------------------------------
Paul A. H. Pankow

/s/ GERALD D. KNUDSON                                   Director
-----------------------------------------------------
Gerald D. Knudson

                                                        Director
-----------------------------------------------------
Patrick G. Hays

                                 EXHIBIT INDEX

EXHIBIT
  NO.                                   DESCRIPTION                           PAGE
-------                                 -----------                           ----
 4.1       --   Preferred Stock Purchase Agreement, as amended.
 4.2            Certificate of Designations for Series A Convertible
           --   Preferred Stock.
 4.3       --   Form of Warrant.
 4.4       --   Form of Registration Rights Agreement.
 5.1       --   Opinion of Snow Becker Krauss.
23.1       --   Consent of Snow Becker Krauss P.C. (included in Exhibit 5.1)
23.2       --   Consent of Ernst & Young LLP, independent auditors.